CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-53390 on Form N-1A under the Securities Act of 1933, of our report dated January 31, 2005, appearing in the annual report to shareholders of Pearl Mutual Funds, comprising Pearl Total Return Fund and Pearl Aggressive Growth Fund for the year ended December 31, 2004, and to the references to us under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 29, 2005